Contact:     MAGNA GROUP, INC.              CHARTER FINANCIAL,INC.
             Bradford W. Koeneman           John A. Becker
             Executive Vice President       President and Chief Exective Officer
             314/963-3009                   618/443-2166





                      MAGNA ANNOUNCES AGREEMENT TO ACQUIRE
                            CHARTER FINANCIAL, INC.


     ST. LOUIS, NOVEMBER 20, 1997 - Magna Group, Inc. and Charter Financial, Inc. today jointy announced that they have entered into a definitive agreement for Magna to acquire Charter. Headquartered in Sparta, Illinois, Charter Financial had $388 million in assets and $58 million in Stockholders' equity as of September 30, 1997. Charter Financial is the holding company for Charter Bank, a savings bank which operates eight banking centers in Southern Illinois.

     Under the terms of the agreement, each share of Charter common stock will be exchanged for 0.5751 of a share of Magna common stock. The transaction has a current aggregate market value of approximately $100 million. The purchase price of the transaction equates to approximately 1.60 times Charter's book value. The acquisition will be accounted for as a purchase transaction. Magna plans to repurchase its own shares of common stock equal to the number of shares issued in this transaction. The acquisition is anticipated to be completed in the second quarter of 1998 and is subject to, among other things, regulatory approval and the vote of the Charter shareholders.

     "The banking locations of Charter Bank strenghten our existing frnchise and also provide Magna with an opportunity for further expansion into additional Southern Illinois markets," said G. Thomas Andes, chairman of the board and chief executive officer of Magna.


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     "We look  forward to our  association  with  Magna,"  said John A.  Becker, president and chief executive officer of Charter Financial, Inc. "They are committed to delivering superior products and services; and we are confident that, with Magna's added resources, we will be even more effective in serving the banking and financial needs of the Southern Illinois market."

     Magna Group, Inc. is a St. Louis-based community bank holding company with $7.04 billion in assets and operates 141 community banking centers located in Illinois, Iowa, and Missouri. Based on deposit market share, Magna is the third largest banking institution in the St. Louis metropolitan area and ranks as the 71st largest bank holding company in the country.